Exhibit 3.1

BYLAWS

OF

FISHER COMMUNICATIONS, INC.

(Incorporated Under the Laws of the State of Washington)

As amended April 24, 2003

ARTICLE I

REGISTERED OFFICE

The location and post office address of the registered office of the corporation shall be 1525 One Union Square, Seattle, Washington 98101.

ARTICLE II

STOCKHOLDERS’ MEETINGS

1. Annual Meeting. The annual meeting of the stockholders of the corporation for the election of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held each year at the principal place of business of the corporation (unless a different place within or without the State of Washington is specified in the notice of the meeting), on a day in the last two weeks of April to be set by the Directors, at 10:00 o’clock in the forenoon unless otherwise stated in the notice of meeting. In the event of failure to hold an election of Directors at the annual meeting of the stockholders or in the event the annual meeting of the stockholders shall be omitted by oversight or otherwise, a meeting of the stockholders may be held at a later date for the election of Directors and for the transaction of such other business as may properly come before the meeting. Any election held or other business transacted at any such later meeting shall be as valid as if done or transacted at the annual meeting of the stockholders. Any such later meeting shall be called in the same manner as a special meeting of the stockholders and notice of the time, place and purpose thereof shall be given in the same manner as notice of a special meeting of the stockholders.

2. Special Meetings. Special meetings of the stockholders for any purpose or purposes may be called at any time by the Board of Directors to be held at such time and place as the Board may prescribe. At any time, upon the request of the Chairman of the Board, the President, or of any three (3) Directors, or of any stockholder or stockholders holding in the aggregate at least twenty percent (20%) of the voting power of all stockholders, it shall be the duty of the Secretary to call a special meeting of the stockholders to be held at such place and at such time as the Secretary may fix, not less than ten (10) nor more than sixty (60) days after the receipt of said request, and if the Secretary shall neglect or refuse to issue such call, the Directors or stockholders making the request may do so.

3. Notices of Meetings. Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, unless a purpose of the meeting is to act on an amendment to the Articles of Incorporation, a plan of merger or share exchange, a proposed sale of all or substantially all of the assets of the corporation, or the dissolution of the corporation, in which case notice will be delivered not less than twenty (20) nor more than sixty (60) days before the date of the meeting. Notice of any shareholders’ meeting will be delivered either personally or by mail, by or at the direction of the Chairman of the Board, the President, the Secretary, or the person or persons calling the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the stockholder at his address as it appears in the stockholder address records of the corporation, with postage thereon prepaid.

4. Waiver of Notice. Notice of any stockholders’ meeting may be waived in writing by any stockholder at any time, either before or after any such meeting, and shall be deemed waived by the presence of such stockholder at the meeting unless such stockholder (a) shall have made his written objection to the transaction of business at such meeting for the reason that it is not lawfully called or convened, and (b) shall, at or prior to the commencement of such meeting, deliver such written objection to the chairman of the meeting or other officer of the corporation present at such meeting.

5. Adjourned Meetings. An adjournment or adjournments of any stockholders’ meeting may be taken until such time and place as those present may determine without new notice being given, whether by reason of the failure of a quorum to attend or otherwise; but any meeting at which Directors are to be elected shall be adjourned only from day to day until such Directors are elected. If a new record date for the adjourned meeting is or must be fixed, however, notice of the adjourned meeting must be given to persons who are stockholders as of the new record date.

6. Quorum of Stockholders. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter under consideration shall be the act of the stockholders, unless the vote of a greater number is required by law or by the Articles of Incorporation.

7. Voting of Shares. Each outstanding share shall be entitled to one vote on each matter submitted, except in the case of election of Directors as provided in this section. All voting at stockholders’ meetings shall be by voice vote, unless any qualified voter or voters holding a minimum of one percent (1%) of the outstanding shares of voting stock shall demand a vote by ballot. A stockholder may vote either in person or by proxy executed in writing by the stockholder or his duly authorized attorney-in-fact. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in such proxy. At each election for Directors, every stockholder entitled to vote at such election shall have the right to vote in person or by proxy the number of shares owned by him for as many persons as there are Directors to be elected and for whose election he has a right to vote, or to cumulate his votes by giving one candidate as many votes as the number of such Directors multiplied by the number of his shares shall equal, or by distributing such votes on the same principle among any number of such candidates.

8. Business and Nominations at Shareholders’ Meetings.

(a) Nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the shareholders may be made at an annual meeting of shareholders (i) pursuant to the corporation’s notice with respect to such meeting, (ii) by or at the direction of the Board of Directors or (iii) by any shareholder of record of the corporation who was a shareholder of record at the time of the giving of the notice provided for in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this section.

(b) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of the foregoing paragraph, (1) the shareholder must have given timely notice thereof in writing to the Secretary of the corporation, (2) such business must be a proper matter for shareholder action under the Washington Business Corporation Act, (3) if the shareholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the corporation with a Solicitation Notice, as that term is defined in this paragraph, such shareholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the corporation’s voting shares reasonably believed by such shareholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such shareholder, and must, in either case, have included in such materials the Solicitation Notice and (4) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 8 of Article II, the shareholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 8 of Article II. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not less than 90 days or more than 120 days prior to the first anniversary (the “Anniversary”) of the date on which the corporation first mailed its proxy materials for the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of the annual meeting and not later than the close of business on the later of (i) the 90th day prior to the date of the annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such person’s written consent to serve as a director if elected; (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the corporation that are owned beneficially and of record by such shareholder and such beneficial owner, and (iii) whether either such shareholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(c) Notwithstanding anything in the second sentence of the second paragraph of this Section 8 of Article II to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least 100 days prior to the Anniversary, a shareholder’s notice required by this Section 8 of Article II shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

(d) Only persons nominated in accordance with the procedures set forth in this Section 8 of Article II shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 8 of Article II. The chair of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposed business or nomination shall not be presented for shareholder action at the meeting and shall be disregarded.

(e) Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the corporation’s notice of meeting (i) by or at the direction of the Board or (ii) by any shareholder of record of the corporation who is a shareholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 8 of Article II. Nominations by shareholders of persons for election to the Board of Directors may be made at such a special meeting of shareholders if the shareholder’s notice required by the second paragraph of this Section 8 of Article II shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

(f) For purposes of this section, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(g) Notwithstanding the foregoing provisions of this Section 8 of Article II, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 8 of Article II. Nothing in this Section 8 of Article II shall be deemed to affect any rights of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

ARTICLE III

BOARD OF DIRECTORS

1. Number and Qualifications. The business and affairs of the corporation shall be managed by a board of eleven (11) Directors who need not be stockholders of the corporation nor residents of the State of Washington.

2. Election – Term of Office. The Board of Directors shall be divided into three classes: Class 1, Class 2, and Class 3. Each such Class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. In no event shall a Class be comprised of fewer than 3 directors. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class 1 shall hold office until the annual meeting of shareholders in 1997; each initial director in Class 2 shall hold office until the annual meeting of shareholders in 1998; and each initial director in Class 3 shall hold office until the annual meeting of shareholders in 1999; and in each case until their successors are duly elected and have qualified or until their earlier resignation, removal from office or death. In the event of an increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the Class in which he or she is a member until the expiration of his or her current term, or his or her earlier resignation, removal from office or death, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three Classes of Directors so as to maintain such classes as nearly equal as possible.

3. Vacancies. Except as otherwise provided by law, vacancies in the Board of Directors, whether caused by resignation, death or otherwise, may be filled by a majority of the remaining Directors attending any regular meeting of the Board of Directors, or any special meeting if the notice of such special meeting indicates that filling such vacancy is a purpose of the meeting. A Director thus elected to fill in a vacancy shall hold office during the unexpired term of his predecessor and until his successor is elected and qualified.

4. Annual Meeting. The first meeting of each newly elected Board of Directors shall be known as the annual meeting thereof and shall be held immediately after and at the same place as the annual stockholders’ meeting or any later stockholders’ meeting at which a Board of Directors is elected.

5. Chairman of the Board. At its annual meeting, the Board of Directors shall elect a Chairman of the Board. The Chairman of the Board shall preside at all meetings of the stockholders, the Directors, and the Executive Committee, and shall perform such other duties as may from time to time be assigned by the Board or the Executive Committee.

6. Regular Meetings. Regular Meetings of the Board of Directors shall be held on such dates and at such times and places as the Board of Directors by resolution may decide.

7. Special Meetings. Special meetings of the Board of Directors may be held at any time or at any place whenever called by the Chairman of the Board, the President or by the Secretary at the request of any three (3) or more Directors.

8. Place of Meetings. Any meeting of the Board of Directors may be held within or without the State of Washington.

9. Notice of Meetings. Notice of the annual meeting of the Board of Directors shall not be required. Notice of the time and place of all other meetings of the Board of Directors shall be given by the Chairman of the Board, the President, the Secretary or any person or persons calling the meeting by mail, radio, telegram or personal communication over the telephone or otherwise, at least three (3) days prior to the day upon which the meeting is to be held; provided, that no notice need be given if the time and place thereof shall have been fixed by resolution of the Board of Directors and a copy of such resolution has been mailed to every Director at least three (3) days before the first of any meeting or meetings held in pursuance thereof.

10. Waiver of Notice. Notice of any meeting of the Board of Directors need not be given to any Director if such notice is waived in a writing signed by the Director, whether before or after such meeting is held, and delivered to the corporation for inclusion in the minutes or filing with the corporate records. Notice of any meeting shall be deemed waived by the presence of a Director at the meeting unless such Director (a) at the beginning of the meeting or promptly upon the Director’s arrival, shall have made his written objection to the holding of the meeting or the transaction of business at the meeting, and (b) does not thereafter vote for or assent to action taken at the meeting. Any meeting of the Board shall be a legal meeting without any notice thereof having been given if all of the Directors are either present, other than for the sole purpose just described, or waive notice thereof.

11. Directors’ Fees. Each Director shall receive a fee, as set by the Board of Directors from time to time, for services rendered at each regular or special meeting of the Board of Directors or meeting of a committee thereof and, in addition, shall be reimbursed for expenses of travel and lodging reasonably incurred in attending any such meeting. In addition to the foregoing, each outside Director shall receive an annual retainer fee as set by the Directors. An outside Director is a Director who is not a salaried officer or employee of this corporation or any of its subsidiaries. Nothing in this section shall be construed to preclude a Director from serving the corporation in any other capacity and receiving compensation therefor. If there are simultaneous Board Meetings of Fisher companies, and a Director of Fisher Communications, Inc. is a Director of one or more of the other companies involved, he will receive only one fee for the meeting, namely his fee as Director of Fisher Communications, Inc.

12. Quorum of Directors. A majority of the number of Directors fixed by these Bylaws shall constitute a quorum for the transaction of business, but a less number may adjourn any meeting from time to time and the same may be held without further notice. When a quorum is present at any meeting, a majority vote of the members in attendance shall decide any question brought before such meeting, except that no sale or exchange of unissued stock shall be made without the affirmative vote of three-fourths (3/4) of the entire Board of Directors declaring that the sale or exchange of such stock is necessary for a specific business purpose of the corporation other than the acquisition of additional capital funds in cash. The act of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

ARTICLE IV

COMMITTEES

1. Designation of Committees. The Board of Directors of this corporation may, by resolution adopted at any regular or special meeting of such Board, designate from among its members one or more committees each of which shall have two or more members and, to the extent provided in this Article IV or in such resolution, shall have and may exercise all of the authority of the Board of Directors, but no such committee shall have the authority of the Board of Directors in reference to: amending the Articles of Incorporation or the Bylaws of the corporation, adopting a plan of merger or consolidation, recommending to the shareholders, the sale, lease, exchange or other disposition of all or substantially all the property and assets of the corporation other than in the usual and regular course of its business, or recommending to the shareholders a voluntary dissolution of the corporation or a revocation thereof. The designation of any such committee by the Board of Directors and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any of its members, of any responsibility imposed by law.

2. Executive Committee.

(a) Membership. The Executive Committee shall be comprised of the Chairman of the Board, the President and three (3) other Directors elected by the Board of the Directors. Members of the Executive Committee shall be elected by the Board of Directors at each annual meeting, to hold office until their successors are elected and qualified. The Chairman of the Board shall be chairman of the Committee unless the Board designates some other member of the Committee as its chairman. Each member of the Committee shall continue as a member of the Committee at the pleasure of the Board.

(b) Vacancies. Vacancies on the Committee arising from any cause may be filled by the Board of Directors at any regular or special meeting.

(c) Powers and Duties. The Executive Committee shall have and may exercise all of the authority of the Board of Directors. The Executive Committee shall specifically have the power and duty to vote the stock of fully and partially owned subsidiary companies, which power and duty of the Executive Committee shall include authority to make all determinations and decisions with respect thereto. All actions of the Executive Committee shall be recorded in minutes of its meetings and shall be reported to the Board of Directors at its meeting next succeeding any such action and shall be subject to revision or alteration by the Board, except that existing rights of third parties shall not be affected thereby.

(d) Rules of Procedure. The Executive Committee shall fix its own rules of procedure and shall meet where and as provided by such rules. Special meetings of the Committee may be called at any time by the President, the chairman of the Committee if not the President, or any two (2) members. At all meetings of the Committee, the presence of at least three (3) members shall be necessary to constitute a quorum. The affirmative vote of a majority of the members present shall be necessary and sufficient for the adoption of any resolutions.

3. Compensation Committee.

(a) Membership. The Compensation Committee shall consist of not less than four (4) Directors of the corporation elected by the Board of Directors, none of whom shall be an employee of the corporation or of any of its subsidiaries. Each member of the Committee shall continue as a member of the Committee at the pleasure of the Board.

(b) Vacancies. Vacancies on the Committee arising from any cause may be filled by the Board of Directors at any regular or special meeting.

(c) Powers and Duties. The Compensation Committee shall:

(1)	Review and establish the salary of officers and selected other key management employees of the corporation and its subsidiaries;

(2)	Review and establish all cash bonuses under and pursuant to the Management Incentive Plans of the corporation and its subsidiaries;

(3)	Review and recommend changes in compensation for members of the corporation’s Board of Directors and its Chairman;

(4)	Administer the Fisher Communications Incentive Plans and review and establish all stock options and stock rights to be granted to officers and selected other key management employees of the corporation and its subsidiaries, pursuant to such Plans;

(5)	Authorize the enrollment of selected management employees of the corporation and its subsidiaries as new participants in the supplemental pension plans;

(6)	Recommend to the Board any additional compensation or employee benefit programs of a substantial nature and changes to existing programs of the corporation or its subsidiaries;

(7)	Record all actions of the Committee in minutes of its meetings; and

(8)	Report to the Board compensation actions of the Committee prior to their effective date.

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(d) Rules of Procedure. The Compensation Committee shall fix its own rules of procedure and shall meet where and as provided by such rules. Special meetings of the Committee may be called at any time by the chairman of the Committee or any two (2) members. At all meetings of the Committee, the presence of at least three (3) members shall be necessary to constitute a quorum. The affirmative vote of a majority of the members present shall be necessary and sufficient for the adoption of any resolution.

4. Audit Committee.

(a) Membership. The Membership of the Audit Committee shall be determined in accordance with the Audit Committee Charter.

(b) Vacancies. Vacancies on the Committee arising from any cause may be filled by the Board of Directors at any regular or special meeting.

(c) Powers and Duties. The Audit Committee shall have the powers, responsibilities and duties as set forth in the Audit Committee Charter.

(d) Rules of Procedure. The Audit Committee shall fix its own rules of procedure and shall meet where and as provided by such rules. Special meetings of the Committee may be called at any time by the chairman of the Committee or any two (2) members. At all meetings of the Committee, the presence of at least three (3) members shall be necessary to constitute a quorum. The affirmative vote of a majority of the members present shall be necessary and sufficient for the adoption of any resolution.

5. Nominating Committee.

(a) Membership. The Nominating Committee shall consist of not less than five (5) Directors of the corporation elected by the Board of Directors, none of whom shall be an employee of the corporation or of any of its subsidiaries. Each member of the Committee shall continue as a member of the Committee at the pleasure of the Board.

(b) Vacancies. Vacancies on the Committee arising from any cause may be filled by the Board of Directors at any regular or special meeting.

(c) Powers and Duties. The Nominating Committee shall:

(1)	Review qualifications of candidates for Board membership from whatever source received;

(2)	Recommend to the Board the slate of Director candidates to be proposed for election by stockholders at the annual meeting;

(3)	Recommend to the Board candidates to fill Director vacancies which occur between annual meetings of stockholders;

(4)	Recommend to the Board criteria regarding personal qualifications for nomination as Director, including experience, skills, affiliations and characteristics;

(5)	Recommend to the Board criteria regarding the composition of the Board, including total size and number of employee-Directors;

(6)	Recommend to the Board criteria relating to tenure as a Director, including retirement age and continuation of a Director in an honorary or similar capacity;

(7)	Record all actions of the Committee and minutes of its meeting; and

(8)	Report to the Board all actions and recommendations of the Committee.

(d) Rules of Procedure. The Nominating Committee shall fix its own rules of procedure and shall meet where and as provided by such rules. Special meetings of the Committee may be called at any time by the chairman of the Committee or any two (2) members. At all meetings of the Committee, the presence of at least three (3) members shall be necessary to constitute a quorum. The affirmative vote of a majority of the members present shall be necessary and sufficient for the adoption of any resolution.

6. Planning Committee

(a) Membership. The Planning Committee shall consist of the Chairman of the Board and not less than three (3) other Directors of the corporation elected by the Board of Directors, none of whom shall be an employee of the corporation or any of its subsidiaries. Each member of the Committee shall continue as a member at the pleasure of the Board.

(b) Vacancies. Vacancies on the Committee arising from any cause may be filled by the Board of Directors at any regular or special meeting.

(c) Powers and Duties. The Planning Committee shall:

(1)	Meet and consult with management from time to time on management’s strategic and operational planning for the corporation. Any matters requiring approval by the Directors shall be referred by the Committee to the Board of Directors.

(2)	Regularly oversee the progress being made by management in its implementation of strategic and operational plans and report to the Board of Directors the conclusions and recommendations of the Committee.

(d) Rules of Procedure. The Planning Committee shall fix its own rules of procedure to carry out its duties and shall meet where and as provided by such rules. Such special meetings of the Committee may be called at any time by the chairman of the Committee or any two (2) members. At all meetings of the Committee, the presence of at least three (3) members shall be necessary to constitute a quorum. The affirmative vote of a majority of the members present shall be necessary and sufficient for the adoption of any resolutions.

ARTICLE V

OFFICERS

1. Officers Enumerated – Election. The officers of the corporation shall be a President, one or more Vice Presidents, a Secretary and a Treasurer, and such assistants to such officers as the Board of Directors may determine, all of whom shall be elected by the Board of Directors at the annual meeting thereof to hold office for the term of one year and until their successors are elected and qualified.

2. Qualification. None of the officers of the corporation except the President need be a Director. Excluding the President, any two of the other corporate offices may be combined in one person.

3. President. The President shall be the chief executive officer of the corporation and, subject to the Board of Directors and the Executive Committee, shall supervise and control the business and affairs of the corporation. In the absence of the Chairman of the Board, the President shall preside at meetings of the stockholders, the Directors and the Executive Committee.

4. Vice Presidents. Each Vice President shall perform such duties as the Board of Directors, the Executive Committee, or the President may from time to time designate or assign. In the absence or disability of the President, one of the Vice Presidents, in the order determined by the order of their election, shall act as President, but a Vice President who is not a Director cannot succeed to or fill the office of President.

(a) One such Vice President shall be designated Chief Financial Officer and be accountable for the corporation’s overall financial plans and policies, consistent with the corporation’s Financial Accounting Charter, and the conduct of the corporation’s relationships with banks and lending institutions, and the financial community. The chief financial officer shall also have charge and custody of and be responsible for all funds and securities of the corporation. He shall deposit all such funds in the name of the corporation in such depositories or invest them in such manner as may be designated or approved by the Board of Directors, and shall authorize disbursement of the funds of the corporation in payment of just demands against the corporation.

5. Secretary. The Secretary shall issue notices of meetings of stockholders and Directors and shall make and keep minutes of meetings of stockholders and Directors. The Secretary shall keep and, when proper, affix the seal of the corporation. The Secretary shall keep the stock book of the corporation, a record of certificates representing shares of stock issued by the corporation, and a record of transfers of such certificates. The Secretary shall exercise the usual authority pertaining to the office of Secretary, and he shall perform such other duties as the Board of Directors, the Executive Committee or the President may from time to time designate.

6. Vacancy. Vacancies in any office arising from any cause may be filled by the Board of Directors at any regular or special meeting.

7. Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it shall deem necessary or expedient. Such other officers shall hold their offices for terms as provided in Section 1 of this Article V and such other agents shall hold their offices for such period as shall be determined from time to time by the Board of Directors. Such other officers and agents shall exercise such authority and perform such duties as the Board of Directors, Executive Committee or President may prescribe, which authority and duties may include, in the case of the other officers, one or more of the duties of the named officers of the corporation.

8. Removal of Officers. Any officer or agent may be removed by the Board of Directors whenever in its judgment the best interest of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

9. Salaries. Salaries of all officers and agents of the corporation appointed by the Board of Directors shall be fixed by the Board of Directors.

ARTICLE VI

STOCK

1. Certificate of Stock. Certificates of stock shall be issued in numerical order and each stockholder shall be entitled to a certificate signed by the President or Vice President and the Secretary or an Assistant Secretary and sealed with the corporate seal. Every certificate of stock shall state (1) the name of the corporation and that it is incorporated under the laws of the State of Washington, (2) the name of the registered holder of the shares represented thereby, and (3) the number and class of shares the certificate represents.

2. Transfers. Shares of stock may be transferred by delivery of the certificates therefor accompanied either by an assignment in writing on the back of the certificate or by a separate written assignment and power of attorney to transfer the same, which in either event is signed by the record holder of the certificate. No transfer shall be valid, except as between the parties thereto, until such transfer shall have been made upon the books of the corporation, as maintained by the transfer agent, if any. Except as otherwise specifically provided in these Bylaws, no shares of stock shall be transferred on the books of the corporation until the outstanding certificate or certificates therefor have been surrendered to the corporation, or to the transfer agent, if any.

3. Stockholders of Record. The corporation, or the transfer agent, if any, shall be entitled to treat the holder of record on the books of the corporation of any share or shares of stock as the holder in fact thereof for all purposes, including the payment of dividends on such stock and the right to vote on such stock.

4. Loss or Destruction of Certificates. In case of loss or destruction of any certificate of stock, another may be issued in its place upon proof of such loss or destruction and upon the giving of a satisfactory bond of indemnity to the corporation. A new certificate may be issued without requiring any bond when, in the judgment of the Board of Directors, or of the transfer agent, if any, it is proper to do so.

5. Closing of Transfer Books. The Board of Directors may close, or direct the transfer agent, if any, to close the books of the corporation against transfers of stock of the corporation for such period as the Directors may from time to time determine, in anticipation of stockholders’ meetings, the payment of any dividend or distribution, or any change, conversion or exchange of shares of the corporation.

6. Regulations. The Board of Directors shall have the power and authority to make all such rules and regulations as it may deem expedient, or may delegate to a transfer agent, if any, such power and authority to make such rules and regulations concerning the issue, transfer, conversion and registration of certificates for shares of the stock of the corporation not inconsistent with these Bylaws, the Articles of Incorporation, or the laws of the State of Washington.

ARTICLE VII

BOOKS AND RECORDS

1. Records of Corporate Meetings and Share Register. The corporation shall keep either at its principal place of business or at its registered office (a) complete records of all of the proceedings of the Board of Directors and stockholders, and (b) a share register giving the names of the stockholders in alphabetical order and showing their respective addresses, the number of shares held by each and the dates upon which they acquired the same; provided, however, such share register may be maintained by the transfer agent of the corporation, if any.

2. Copies of Resolutions. Any person dealing with the corporation may rely upon a copy of any of the records of the proceedings, resolutions or votes of the Board of Directors or stockholders when certified by the President, a Vice President, the Secretary or an Assistant-Secretary.

ARTICLE VIII

CORPORATE SEAL

The corporate seal of the corporation shall consist of a flat-faced circular die producing in raised form, words, letters and figures, the design of which shall conform to the impression which appears upon this page opposite to this Bylaw.

ARTICLE IX

INDEMNIFICATION

1. Definitions. As used in this Article IX and, if applicable, Article V of the corporation’s Articles of Incorporation:

(a) The term “egregious conduct” by a person shall mean acts or omissions that involve intentional misconduct or a knowing violation of law, conduct violating Section 23B.08.310, as amended, of the Revised Code of Washington, or participation in any transaction from which the person personally received a benefit in money, property, or services to which the person is not legally entitled.

(b) The term “finally adjudged” shall mean stated in a final judgment based on clear and convincing evidence by a court having jurisdiction, from which there is no further right to appeal.

(c) The term “director” shall mean any person who is a director of the corporation or a subsidiary corporation and any person who, while a director of the corporation or a subsidiary corporation, is serving at the request of the corporation as a director, officer, manager, partner, trustee, employee, or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan maintained by the corporation or any subsidiary corporation; and “conduct as a director” shall include conduct while such a person is or was acting in any of such capacities.

(d) The term “officer-director” shall mean any person who is simultaneously both an officer and director of the corporation, or an officer and director of a subsidiary corporation, and any person who, while simultaneously both an officer and director of the corporation, or a subsidiary corporation, is serving at the request of the corporation as a director, officer, manager, partner, trustee, employee, or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan maintained by the corporation or any subsidiary corporation; and “conduct as an officer-director” shall include conduct while such a person is or was acting as an officer of the corporation or a subsidiary corporation or in any of such capacities.

(e) The term “subsidiary corporation” shall mean any corporation or limited liability company at least 51 percent of the voting interests of which is held beneficially by the corporation.

(f) No person shall be deemed to be serving at the request of the corporation unless the Board of Directors has expressly stated so in a duly adopted resolution.

2. Indemnification – Generally. The corporation shall indemnify any person who is, or is threatened to be made, a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, and whether by or in the right of the corporation or its stockholders or by any other party, by reason of the fact that the person is or was a director or officer-director against judgments, penalties or penalty taxes, fines, settlements (even if paid or payable to the corporation or its stockholders or to a subsidiary corporation) and reasonable expenses, including attorneys’ fees, actually incurred in connection with such action, suit or proceeding unless the liability and expenses were on account of conduct finally adjudged to be egregious conduct. The reasonable expenses, including attorneys’ fees, of such person incurred in connection with such action, suit or proceeding shall be paid or reimbursed by the corporation, upon request of such person, in advance of the final disposition of such action, suit or proceeding upon receipt by the corporation of a written, unsecured promise by the person to repay such amount if it shall be finally adjudged that the person is not eligible for indemnification. All expenses incurred by such person in connection with such action, suit or proceeding shall be considered reasonable.

3. No Determination. Except as stated in Section 4 of this Article IX, no action by the board of directors, the stockholders, independent counsel, or any other person or persons shall be necessary or appropriate to the determination of the corporation’s indemnification obligation in any specific case, to the determination of the reasonableness of any expenses incurred by a person entitled to indemnification under this Article IX or Article V of the corporation’s Articles of Incorporation, nor to the authorization of indemnification in any specific case.

4. Limitation on Expenses. Notwithstanding Section 3 of this Article IX, the corporation shall not be obligated to indemnify any person for any expenses, including attorneys’ fees, incurred to assert any claim against the corporation or a subsidiary corporation (except a claim based on Section 6 of this Article IX) or against any person related to or associated with the corporation or a subsidiary corporation.

5. Submission of Claim; Presumption. If a claim under this Article IX or Article V of the corporation’s Articles of Incorporation is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending an action, suit or proceeding in advance of its final disposition, in which case the applicable period shall be 20 days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification under Article V of the corporation’s Articles of Incorporation and this Article IX upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any action, suit or proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation), and thereafter the corporation shall have the burden of proving that the claimant is not so entitled. The claimant is entitled to indemnification even if the corporation (including its Board of Directors, independent legal counsel or its stockholders) failed to determine prior to the commencement of such action that indemnification or reimbursement or advancement of expenses to the claimant is proper in the circumstances or even if the corporation (including its Board of Directors, independent legal counsel or its stockholders) actually determined that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses.

6. Enforcement Expenses. The corporation shall indemnify any person granted indemnification rights under this Article IX or Article V of the corporation’s Articles of Incorporation against any reasonable expenses incurred by the person to enforce such rights.

7. Set-Off. Any person granted indemnification rights under this Article IX or Article V of the corporation’s Articles of Incorporation may directly assert such rights in set-off of any claim raised against the person by or in the right of the corporation and shall be entitled to have the same tribunal that adjudicates the corporation’s claim adjudicate the person’s entitlement to indemnification by the corporation.

8. Rights Not Exclusive. The right to indemnification and the payment of expenses incurred in defending an action, suit or proceeding in advance of its final disposition conferred by this Article IX and Article V of the corporation’s Articles of Incorporation shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9. Officers, Employees and Agents. As provided by the Washington Business Corporation Act, as amended from time to time, the corporation may by action of its Board of Directors provide indemnification and pay expenses in advance of the final disposition of an action, suit or proceeding to officers, employees and agents of the corporation or a subsidiary corporation with the same scope and effect as the provisions of this Article IX and Article V of the corporation’s Articles of Incorporation with respect to the indemnification and advancement of expenses of directors and officer-directors.

10. Cessation of Service. The indemnification rights provided in this Article IX and Article V of the corporation’s Articles of Incorporation shall continue as to a person who has ceased to be a director or officer-director and shall inure to the benefit of the heirs, executors, and administrators of such person.

11. Interpretation. The provisions of this Article IX shall be construed to be adopted in furtherance of, and not in limitation of, Article V of the corporation’s Articles of Incorporation.

12. Amendment and Repeal. Notwithstanding anything in these Bylaws to the contrary, this Article IX may only be amended by the stockholders in accordance with the statutory requirements that would be applicable to such stockholder action if this Article IX were part of the corporation’s Articles of Incorporation. No amendment or repeal of this Article IX or Article V of the corporation’s Articles of Incorporation shall adversely affect any right or protection of a director or officer-director or person formerly serving in any of such capacities existing at the time of such amendment or repeal with respect to acts or omissions occurring prior to such amendment or repeal.

13. Severability. Each of the substantive provisions of this Article IX and Article V of the corporation’s Articles of Incorporation is separate and independent of the others, so that if any provision of this Article IX or Article V of the corporation’s Articles of Incorporation shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other provisions.

ARTICLE X

AMENDMENT OF BYLAWS

1. By the Stockholders. These Bylaws may be amended, altered or repealed at any regular or special meeting of the stockholders if notice of the proposed alteration or amendment is contained in the notice of the meeting.

2. By the Board of Directors. These Bylaws may be amended, altered or repealed, so long as consistent with the Articles of Incorporation, by the affirmative vote of a majority of the Board of Directors at any regular or special meeting of the Board if notice of the proposed alteration or amendment is contained or transmitted in the notice of the meeting. Any action of the Board of Directors with respect to the amendment, alteration or repeal of these Bylaws is hereby made expressly subject to change or repeal by the stockholders.